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                                                              Exhibit (a)(5)(ii)

For Immediate Release:

Contact:
Pam Fishman
Director of Marketing
Broder Bros., Co.
(734) 454-4800

Contact:  Jeanne Carr
MacKenzie Partners, Inc.
(212) 929-5500
(800) 322-2885


             BRODER BROS., CO. AND FLD ACQUISITION CORP. ANNOUNCE
                    COMMENCEMENT OF TENDER OFFER FOR SHARES
                        OF FULL LINE DISTRIBUTORS, INC.


          July 17, 2001 - Plymouth, Michigan - FLD Acquisition Corp. today announced that it has commenced its previously announced tender offer for all of the common stock of Full Line Distributors, Inc. (AMEX: FLD), at a purchase price of $2.95 per share, net to the seller, in cash. The tender offer is being made pursuant to an agreement and plan of merger, dated July 9, 2001, among Full Line, Broder Bros. and its wholly owned subsidiary, FLD Acquisition Corp. The tender offer is scheduled to expire at 12:00 midnight, New York City time on Thursday, August 9, 2001, unless extended.

          MacKenzie Partners, Inc. is the Information Agent for the tender offer. SunTrust Bank is the Depositary for the tender offer.

          For further information, please contact MacKenzie Partners, Inc. at
(800) 322-2885.

          Founded in 1919, Broder Bros., Co. is the nation's largest wholesaler of imprintable sportswear. With headquarters in Plymouth, Michigan and distribution warehouses throughout the country, Broder Bros. offers the largest combined one-and two-day shipping services in the industry. Carrying a broad collection of basic tees, golf shirts and sweatshirts, as well as a full range of corporate casualwear including outerwear, wovens, sweaters and denim at all locations, Broder Bros. ensures that the product customers want is available from a nearby location. Broder Bros. was acquired by Bain Capital, LLC, a global private equity firm with more than $12 billion in assets under management, in 2000.

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          This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Full Line Distributors, Inc. Broder Bros., Co. has filed a Tender Offer Statement with the U.S. Securities and Exchange Commission and Full Line has filed a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, and related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement is being mailed to all stockholders of Full Line, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement are also available for free at the Securities and Exchange Commission's Web site at www.sec.gov. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release because they contain important information.